Filed Pursuant to Rule 424(b)(3)
Registration No. 333-286942

POMONA INVESTMENT FUND
780 Third Avenue, 46th Floor
New York, NY 10017

Supplement dated May 19, 2026 (“Supplement”) to the Prospectus and the Statement of Additional Information (“SAI”), each dated July 1, 2025, each as supplemented from time to time

This supplement provides updated information beyond that contained in the Prospectus and SAI and should be read in conjunction with the Prospectus and SAI.

Effective immediately, the table in the “MANAGEMENT OF THE FUND – Portfolio Management Team” section of the Prospectus is deleted and replaced with the following:

Name and Title	Fund Responsibility	Years Primarily Responsible	Five Year Employment History
Michael Granoff, Chief Executive Officer	Portfolio Manager	March 2018 -Present	Chief Executive Officer, Pomona Management LLC
Frances Janis, Senior Partner	Portfolio Manager	April 2015 -Present	Senior Partner, Pomona Management LLC
Jim Rorer, Partner	Portfolio Manager	May 2022 -Present	Partner, Pomona Management LLC

In addition, effective immediately, the introductory statement and table in the “MANAGEMENT OF THE FUND – Portfolio Management” section of the SAI are deleted and replaced with the following:

The following table shows information regarding accounts (other than the Fund) managed by Mr. Granoff, Ms. Janis and Mr. Rorer:

	Number of Accounts	Total Assets in Accounts ($ million)
Registered Investment Companies*	0	$0
Other Pooled Investment Vehicles*	19	$10,994
Other Accounts*	4	$2,223

* as of September 30, 2025, the most recent available information.

In addition, effective immediately, the introductory statement and table in the “MANAGEMENT OF THE FUND – Securities Ownership of Portfolio Managers” section of the SAI are deleted and replaced with the following:

The table below shows the dollar range of shares of the Funds beneficially owned as of April 1, 2026 by each portfolio manager of the Fund. The ownership is expressed in the following ranges: None; $1 - $10,000; $10,001 - $50,000; $50,001 - $100,000; $100,001 - $500,000; $500,001 - $1,000,000; or over $1,000,000.

Portfolio Manager	Dollar Range of Shares Owned
Michael Granoff	$100,001 - $500,000
Frances Janis	$100,001 - $500,000
Jim Rorer	$50,001 - $100,000

Please Retain This Supplement for Future Reference